LOAN AND SECURITY AGREEMENT



                       By And Between


                  PACIFIC COMBINING CORP.,
                  A California Corporation

                          Borrower

                             And

                  HEALTH-CHEM CORPORATION,
                   A Delaware Corporation

              HERCON LABORATORIES CORPORATION,
                   A Delaware Corporation

                  HERCULITE PRODUCTS, INC.,
                   A New York Corporation

              HERCON ENVIRONMENTAL CORPORATION,
                   A Delaware Corporation

                             and

             TRANSDERM LABORATORIES CORPORATION,
                   A Delaware Corporation


                         Guarantors


                             And


            THE FIRST NATIONAL BANK OF MARYLAND,
               A National Banking Association

                           Lender

              _________________________________

                          Term Loan

              _________________________________



                                 Dated As Of October 11, 1995

                 LOAN AND SECURITY AGREEMENT



   THIS LOAN AND SECURITY AGREEMENT is dated as of October 11, 1995, by and between PACIFIC COMBINING CORP., a California corporation ("BORROWER"), HEALTH-CHEM CORPORATION, a Delaware corporation, HERCON LABORATORIES CORPORATION, a Delaware corporation, HERCULITE PRODUCTS, INC., a New York corporation, HERCON ENVIRONMENTAL CORPORATION, a Delaware corporation, and TRANSDERM LABORATORIES CORPORATION, a Delaware corporation (individually a "GUARANTOR" and collectively the "GUARANTORS") and THE FIRST NATIONAL BANK OF MARYLAND, a national banking association ("LENDER").


                          RECITALS


   The BORROWER has applied to the LENDER for a term loan. The LENDER is willing to provide the requested loan to the BORROWER upon the terms and conditions of this Loan And Security Agreement, and upon the granting by the BORROWER to the LENDER of the security interests, liens, and other assurances of payment provided for in this Loan And Security Agreement.

   NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                          ARTICLE 1
                         DEFINITIONS

   As used in this Loan And Security Agreement, the terms set forth in this Article 1 have the meanings set forth below, unless the specific context of this Loan And Security Agreement clearly requires a different meaning. Terms defined in this
Article 1 or elsewhere in this Loan And Security Agreement are in all capital letters throughout this Loan And Security Agreement. The singular use of any defined term includes the plural and the plural use includes the singular.

   Section 1.1. Accounts, Chattel Paper, Contract Rights, Documents, Equipment, Fixtures, General Intangibles, Goods, And Instruments. The terms "ACCOUNTS, "CHATTEL PAPER," "DOCUMENTS," "EQUIPMENT," "GENERAL INTANGIBLES," "GOODS," and "INSTRUMENTS" shall have the same respective meanings as are given to those terms in the Maryland Uniform Commercial Code-Secured Transactions, Title 9, Commercial Law Article, Annotated Code of Maryland, as amended. The term "CONTRACT RIGHTS" shall have the meaning given to that term in the 1962 Official Text With Comments of the Uniform
Commercial Code as promulgated by the National Conference Of

Commissioners On Uniform State Laws And The American Law
Institute. The term "FIXTURES" shall have the meaning provided by the common law of the state in which the fixtures are physically located.

   Section 1.2. Affiliate. The term "AFFILIATE" means: (a) any SUBSIDIARY of a COMPANY; (b) any PERSON which, directly or indirectly, controls, is controlled by or is under common control or ownership with a COMPANY; and (c) any PERSON which owns or has voting control of ten percent (10%) or more of the beneficial interests in a COMPANY.

   Section 1.3.   Agreement.  The term "AGREEMENT" means this
Loan And Security Agreement, as amended, extended, or modified from time to time by the parties hereto, as well as all schedules, exhibits and attachments hereto.

   Section 1.4. Business Day. The term "BUSINESS DAY" means any day other than a Saturday, Sunday, or other day on which commercial banking institutions in the State of Maryland are required to be closed.

   Section 1.5. Capital Expenditures. The term "CAPITAL EXPENDITURES" means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for CAPITAL LEASE OBLIGATIONS) by the COMPANIES during such periods that are required by G.A.A.P. to be included in or reflected by the property, plant, or EQUIPMENT or similar fixed asset, accounts in the balance sheet of the COMPANIES.

   Section 1.6. Capital Lease. The term "CAPITAL LEASE" means a lease with respect to which the lessee's obligations thereunder should, in accordance with G.A.A.P., be capitalized and reflected as a liability on the balance sheet of the lessee.

   Section 1.7.   Capital Lease Obligations.  The term "CAPITAL
LEASE OBLIGATIONS" means any indebtedness incurred as a lessee pursuant to a CAPITAL LEASE.

   Section 1.8.   Closing.  The term "CLOSING" means the
execution and delivery of the LOAN DOCUMENTS. The date of CLOSING is the date first written above as the date of this AGREEMENT.

   Section 1.9.   Code.  The term "CODE" means the Internal
Revenue Code of 1986, as amended, and all Treasury regulations, revenue rulings, revenue procedures or announcements issued thereunder.

   Section 1.10. Collateral. The term "COLLATERAL" means all of the tangible and intangible assets, property rights, and benefits with respect to which the BORROWER has granted a security interest or lien to the LENDER or has assigned as security or otherwise pledged to the LENDER pursuant to the LOAN DOCUMENTS.

   Section 1.11. Company; Companies. The term "COMPANIES" means collectively the BORROWER and each of the GUARANTORS; and the term "COMPANY" means the BORROWER or any one of the GUARANTORS individually.

   Section 1.12. Customers. The term "CUSTOMERS" means the persons to or for whom the BORROWER sells or leases GOODS or INVENTORY or for whom the BORROWER performs services, together with all other account debtors of the BORROWER.

   Section 1.13.  ERISA.  The term "ERISA" means the Employee
Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

   Section 1.14. ERISA Affiliate. The term "ERISA AFFILIATE" means: (a) any corporation included with a COMPANY in a controlled group of corporations within the meaning of Section 414(b) of the CODE; (b) any trade or business (whether or not incorporated) which is under common control with a COMPANY within the meaning of Section 414(c) of the CODE; (c) any member of an affiliated service group of which a COMPANY is a member within the meaning of Section 414(m) of the CODE; or (d) any other PERSON treated as an affiliate of a COMPANY by the Internal Revenue Service under Section 414(o) of the CODE.

   Section 1.15.  Event Of Default.  The term "EVENT OF
DEFAULT" means any of the events set forth in Article 7 of this AGREEMENT, provided that any requirement for the giving of notice, the lapse of time, or both, or any other expressly stated condition, has been satisfied.

   Section 1.16. Fiscal Year. The term "FISCAL YEAR" means with respect to the COMPANIES, the twelve (12) month accounting period of the COMPANIES commencing January 1st and ending
December 31st of each calendar year.

   Section 1.17. Fixed Charge Coverage. The term "FIXED CHARGE COVERAGE" means for the four fiscal quarters of determination, the number obtained by dividing: (a) the sum of the consolidated net profits (before minority interests) of the COMPANIES (minus dividends) plus consolidated depreciation expense, consolidated interest expense and consolidated lease expense, by (b) the sum of (i) consolidated interest expense,
(ii) consolidated lease expense and (iii) consolidated prospective current portion of long-term debt, including payments to be made to the sinking fund for the SUBORDINATED INDENTURE, provided that for purposes of determining the prospective current portion of long-term debt for this definition any prepayments on long-term debt (except for up to Five Hundred Thousand Dollars ($500,000.00) of either early sinking fund payments under the SUBORDINATED INDENTURE or purchases of portions of the INDEBTEDNESS under the SUBORDINATED INDENTURE, during the period between July 1, 1995 and September 30, 1996, inclusive) shall be deemed to be applied in the inverse order of scheduled maturities.


   Section 1.18. G.A.A.P. The term "G.A.A.P." means, with respect to any date of determination, generally accepted accounting principles as used by the Financial Accounting
Standards Board and/or the American Institute of Certified
Public Accountants consistently applied and maintained throughout the periods indicated.

   Section 1.19.  Guaranty Agreements.  The term "GUARANTY
AGREEMENTS" means collectively the Secured Corporate Guaranty
Agreements of even date herewith executed by the GUARANTORS for the benefit of the LENDER.

   Section 1.20. Hazardous Substance. The term "HAZARDOUS SUBSTANCE" means any chemical, solid, liquid, gas, or other substance having the characteristics identified in, listed under, or designated pursuant to any of the following: (a) the Comprehensive Environmental Response, Compensation and
Liability Act of 1980, as amended, 42 U.S.C.A. Section 9601(14), as a "hazardous substance"; (b) the Clean Water Act, 33 U.S.C.A.
Section 1321(b)(2)(A), as a "hazardous substance"; (c) the Clean Water Act, 33 U.S.C.A. Sections 1317(a) and 1362(13), as a "toxic pollutant"; (d) the Clean Air Act, 42 U.S.C.A. Section 7412(a)(1), as a "hazardous air pollutant"; (e) the Toxic Substances Control Act, 15 U.S.C.A. Section 2606(f), as an "imminently hazardous chemical substance or mixture"; (f) the Resource, Conservation and Recovery Act, 42 U.S.C.A. Sections 6903(5) and 6921, as a "hazardous waste"; or (g) any other LAW as presenting an imminent and substantial danger to the public health or welfare or to the environment, or as otherwise requiring special handling, collection, storage, treatment, disposal, or transportation.
The term "HAZARDOUS SUBSTANCE" also includes: (a) petroleum, crude oil, gasoline, natural gas, liquified natural gas, synthetic fuel, or other petroleum, oil, or gas based product;
(b) any nuclear, radioactive, or atomic substance, mixture, waste, compound, material, element, product, or matter; or (c) any other substance, mixture, waste, compound, material, element, product or matter that presents an imminent and substantial danger to the public health or welfare or to the environment upon its RELEASE.

   Section 1.21. Indebtedness. The term "INDEBTEDNESS" means, with respect to any PERSON: (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such PERSON is liable, contingently or otherwise, as obligor or otherwise or any commitment by which such PERSON assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (b) indebtedness guaranteed in any manner by such PERSON (excluding guarantees by indorsement of INSTRUMENTS in the ordinary course of business), including guarantees in the form of an agreement to repurchase or reimburse; (c) obligations under leases which shall have been or should be, in accordance with G.A.A.P., recorded as CAPITAL LEASES, in respect of which obligations such PERSON is liable, contingently or otherwise, as obligor, guarantor, or otherwise, or in respect of which obligations such PERSON assures a creditor against loss; and (d) any unfunded obligation of such PERSON to any PLAN.

   Section 1.22. Insolvency Proceedings. The term "INSOLVENCY PROCEEDINGS" means, with respect to any PERSON, any proceeding commenced by or against such PERSON, under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, or any assignments for the benefit of creditors, formal or informal moratoriums, compositions or extensions with some or all creditors with respect to any indebtedness of such PERSON.

   Section 1.23. Inventory. The term "INVENTORY" means all inventory, goods, merchandise, materials, raw materials, goods in process, finished goods, work in progress, bindings or component materials, packaging and shipping materials and other tangible personal property, now owned or hereafter acquired and held for sale or lease or furnished or to be furnished under contracts of service or which contribute to the finished products or the sale, promotion, storage and shipment thereof, whether located at facilities owned or leased, in the course of transport to or from customers, placed on consignment, or held at storage locations.

   Section 1.24. Laws. The term "LAWS" means all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any thereof.

   Section 1.25. Lender Expenses. The term "LENDER EXPENSES" means all reasonable out-of-pocket expenses or costs incurred by the LENDER for whatever reason arising out of, pertaining to, or in any way connected with this AGREEMENT, any of the other LOAN DOCUMENTS, the OBLIGATIONS, or any documents executed in connection herewith or transactions hereunder, including without limitation: All costs or expenses required to be paid by the BORROWER pursuant to this AGREEMENT or as otherwise provided for in any of the LOAN DOCUMENTS or as required by any other present or future agreement between the BORROWER and the LENDER evidencing and/or securing the OBLIGATIONS which are paid or advanced by the LENDER; taxes and insurance premium of every nature and kind of BORROWER paid by the LENDER; filing, recording, consulting fees, audit fees, search fees and other expenses paid or incurred by the LENDER in connection with the LENDER'S transactions with the BORROWER; reasonable and necessary costs and expenses incurred by the LENDER in the collection of the ACCOUNTS (with or without the institution of legal action), to correct any default or enforce any provision of this AGREEMENT, or in gaining possession of, maintaining, handling, evaluating, preserving, storing, shipping, selling, preparing for sale and/or advertising to sell the COLLATERAL or any other property of the BORROWER in which the LENDER has a lien whether or not a sale is consummated; reasonable and necessary costs and expenses of litigation incurred by the LENDER, or any participant of the LENDER in the LOAN, in enforcing or defending this AGREEMENT or any portion hereof; and reasonable and necessary attorneys' fees and expenses incurred by the LENDER in obtaining advice or the services of its attorneys with respect to the structuring, drafting, negotiating, reviewing, amending, terminating, enforcing or defending of this AGREEMENT, or any portion hereof or any agreement or matter related hereto, whether or not litigation is instituted; and reasonable travel expenses related to any of the foregoing.

   Section 1.26. Liabilities. The term "LIABILITIES" means total liabilities as determined in accordance with G.A.A.P.

   Section 1.27. Loan. The term "LOAN" means the term loan extended by the LENDER to the BORROWER in accordance with the terms set forth in this AGREEMENT.

   Section 1.28. Loan Documents. The term "LOAN DOCUMENTS" means this AGREEMENT, the NOTE, the GUARANTY AGREEMENTS, the Financing Statements and the other documents executed by the COMPANIES in connection with the LOAN.
   Section 1.29. Multiemployer Plan. The term "MULTIEMPLOYER PLAN" means a PLAN described in Section 4001(a)(3) of ERISA which covers employees of a BORROWER or of any ERISA AFFILIATE.

   Section 1.30.  Note.  The term "NOTE" means the Term
Promissory Note of even date herewith from the BORROWER as maker thereof payable to the order of the LENDER in the stated principal amount of One Million Seven Hundred Fifty Thousand
Dollars ($1,750,000.00).

   Section 1.31. Obligations. The term "OBLIGATIONS" means the obligations of the BORROWER to pay to the LENDER: (a) all sums due to the LENDER pursuant to the LOAN or otherwise pursuant to the terms of the LOAN DOCUMENTS; (b) all LENDER EXPENSES; (c) all overdrafts of the BORROWER upon any accounts with the LENDER; (d) all other indebtedness or liability of the BORROWER to the LENDER, whether direct or indirect, joint or several, absolute or contingent, now existing or hereafter arising; and (e) any indebtedness or liability which may exist or arise as a result of any payment made by or for the benefit of the BORROWER being avoided or set aside as a preference under Sections 547 and 550 of the United States Bankruptcy Code, as amended, or under any state law governing insolvency or creditors' rights.

   Section 1.32.  PBGC.  The term "PBGC" means the Pension
Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

   Section 1.33. Permitted Liens. The term "PERMITTED LIENS" means: (a) liens for taxes, assessments, or similar charges incurred in the ordinary course of business that are not yet due and payable or being contested in accordance with the terms of Section 5.9 of this AGREEMENT; (b) deposits or pledges to secure the performance of bids, tenders, contracts, leases, public or statutory obligations, surety or appeal bonds or other deposits or pledges for purposes of a like general nature in the ordinary course of business; (c) liens in favor of the LENDER; (d) the existing lien of Keystone Financial Leasing Corp. in the Monroe RL-945DX Photocopier of Health-Chem Corporation; (e) subsequently arising liens which are approved in advance by the LENDER in writing; and (f) liens on EQUIPMENT, leased under CAPITAL LEASES, in favor of the lessor of the EQUIPMENT securing the OBLIGATIONS under the CAPITAL LEASE.

   Section 1.34.  Person.  The term "PERSON" means any
individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court, or government or political subdivision or agency thereof.

   Section 1.35. Plan. The term "PLAN" means any employee benefit plan or other plan established, maintained or to which contributions have been made by a COMPANY or any ERISA AFFILIATE and covered by Title IV of ERISA, or subject to the minimum funding standards under Section 412 of the CODE.

   Section 1.36.  Prohibited Transaction.  The term "PROHIBITED
TRANSACTION" means any transaction set forth in Section 4975 of ERISA or Section 406 of the CODE.

   Section 1.37. Real Property. The term "REAL PROPERTY" means all real property and the improvements thereon presently or hereafter used or occupied or leased by the BORROWER or otherwise used by the BORROWER in the operation of its business or for the manufacture, storage, or location of any of the COLLATERAL.
   Section 1.38. Receivables. The term "RECEIVABLES" means all of the BORROWER'S ACCOUNTS, CONTRACT RIGHTS, INSTRUMENTS, DOCUMENTS, GENERAL INTANGIBLES, CHATTEL PAPER, notes, notes receivable, drafts, acceptances, and choses in action, now existing or hereafter created or acquired, and all proceeds and products thereof, and all rights thereto, arising from the sale or lease of or the providing of INVENTORY, GOODS, or services by the BORROWER to CUSTOMERS, as well as all other rights, contingent or non-contingent, of any kind of the BORROWER to receive payment, benefit, or credit from any PERSON.

   Section 1.39.  Records.  The term "RECORDS" means
correspondence, memoranda, tapes, discs, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary, computer or machine language.

   Section 1.40.  Release.  The term "RELEASE" means any
spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, or dumping.

   Section 1.41. Remedial Action. The term "REMEDIAL ACTION" means: (a) the clean-up or removal of HAZARDOUS SUBSTANCES;
(b) such action as may be necessary to monitor, assess, or evaluate the RELEASE or threatened RELEASE of HAZARDOUS SUBSTANCES; (c) the proper disposal or removal of HAZARDOUS SUBSTANCES; (d) the taking of such other actions as may be necessary to prevent, minimize, or mitigate the damages caused by a RELEASE or threatened RELEASE of HAZARDOUS SUBSTANCES to the public health or welfare or to the environment; and (e) the providing of emergency assistance after a RELEASE. REMEDIAL ACTIONS include but are not limited to such actions at the location of a RELEASE as: storage; confinement; perimeter protection using dikes, trenches, or ditches; clay cover; neutralization; clean-up of HAZARDOUS SUBSTANCES or contaminated materials; recycling or reuse; diversion; destruction; segregation of reactive wastes; dredging or excavations; repair or replacement of leaking containers; collection of leachate and runoff; onsite treatment or incineration; providing alternative water supplies; and any monitoring reasonably required to assure that such actions protect the public health and welfare and the environment.

   Section 1.42.  Reportable Event.  The term "REPORTABLE
EVENT" means any of the events set forth in Section 4043 of ERISA.

   Section 1.43. Solvent. The term "SOLVENT" means, as to any PERSON, that such PERSON at the time of determination: (a) owns assets whose fair saleable aggregate value is greater than the amount required to pay all of its liabilities; (b) is able to pay all of its liabilities as such liabilities mature; and
(c) has a sufficient source of funds to carry on its business and transactions and all business and transactions in which it engages or is about to engage.
   Section 1.44. Subordinated Indenture. The term "SUBORDINATED INDENTURE" means collectively, the Indenture dated April 15, 1981 by and between Health-Chem Corporation and Bankers Trust Company, as trustee, and all Debentures issued thereunder.

   Section 1.45. Subsidiary. The term "SUBSIDIARY" means any corporation of which a COMPANY directly or indirectly owns or controls at the time: (a) at least a majority of the outstanding stock having under ordinary circumstances (not dependent upon the happening of a contingency) voting power to elect a majority of the board of directors (in the case of a corporation having directors); or (b) a majority of the voting stock of any corporation not having directors. The term "SUBSIDIARY" also means any general or limited partnership or other entity of which more than fifty percent (50%) of the outstanding partnership interests or ownership interests shall, at the time of determination, be owned directly, or indirectly through one or more intermediaries, by a COMPANY.

   Section 1.46.  Tangible Net Worth.  The term "TANGIBLE NET
WORTH" means the COMPANIES' consolidated stockholders' equity
(excluding redeemable common stock) less intangible assets, all as determined in accordance with G.A.A.P.


                          ARTICLE 2
                TERMS AND PURPOSE OF THE LOAN

   Section 2.1. Advances Of Loan Proceeds. Subject to the continued satisfaction of all conditions precedent to the making of advances hereunder, and the continued absence of any event, circumstance, act or omission which with the giving of notice, the passage of time, or both would constitute an EVENT OF DEFAULT, the LENDER shall advance to the BORROWER from time to time such amounts under the LOAN as the BORROWER may request, provided that: (a) the aggregate principal amount of all advances under the LOAN shall not exceed One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00); (b) there shall be no more than three (3) advances under the LOAN; (c) each advance shall be in a principal amount of not less than Five Hundred Thousand Dollars ($500,000.00); and (d) no advances shall be made after December 31, 1995.

   Section 2.2. Interest And Repayment. All sums advanced under the LOAN shall be evidenced by, and shall be repaid with interest in accordance with, the provisions of the NOTE, the terms and conditions of which are incorporated herein by reference. The date and amounts of each advance made by the LENDER and each payment made by the BORROWER shall be recorded by the LENDER on the books and records of the LENDER, but any failure to record such dates or amounts shall not relieve the BORROWER of its OBLIGATIONS under the LOAN DOCUMENTS.

   Section 2.3. Purpose. The proceeds of the LOAN shall be used by the BORROWER solely and exclusively: (a) to finance the acquisition costs of a new 86-inch wide laminator, a new 86-inch wide printer/coater/thermal oven and related CAPITAL ASSETS; and (b) up to Four Hundred Thousand Dollars ($400,000.00) for the BORROWER'S general working capital needs.

   Section 2.4. Quarterly Fee. The BORROWER shall pay to the LENDER a quarterly fee equal to one-quarter of one percent (.25%) per annum of the principal balance of the LOAN as of the end of each fiscal quarter of the COMPANIES in which the FIXED CHARGE COVERAGE of the COMPANIES for the immediately preceding four fiscal quarters is less than 1.25. Such quarterly fee is payable on the same date the certificate described in Section 5.13.c. is required to be delivered to the LENDER.

   Section 2.5. Closing Fee. At CLOSING, the BORROWER shall pay to the LENDER a fee of Four Thousand Three Hundred Seventy-
Five Dollars ($4,375.00), which fee shall be the property of the LENDER upon payment.

   Section 2.6. Mandatory Prepayment. The BORROWER shall make mandatory prepayments on the LOAN, which prepayments shall be applied to the principal balance in the inverse order of scheduled maturities, in amounts equal to the net proceeds obtained by any COMPANY in connection with any sale or offering of any equity interest in any of the COMPANIES, excluding (a) the net proceeds obtained in the offering made, or to be made, in 1995 in connection with equity interests in Transderm Laboratories Corporation, and (b) the net proceeds obtained by the exercise of any presently existing stock options for stock in Health-Chem Corporation. Each such mandatory prepayment shall be made within five (5) calendar days after the receipt by any COMPANY of any such proceeds.

   Section 2.7. Payments Are Provisional. All payments made by the BORROWER to the LENDER on any of the OBLIGATIONS shall be provisional and shall not be considered final unless and until such payment is not subject to avoidance under any provision of the United States Bankruptcy Code, as amended, including Sections 547 and 550, or any state law governing insolvency or creditors' rights. If any payment is avoided or set aside under any provision of the United States Bankruptcy Code, including Sections 547 and 550, or any state law governing insolvency or creditors' rights, the payment shall be considered not to have been made for all purposes of this AGREEMENT and the LENDER shall adjust its records to reflect the fact that the avoided payment was not made and has not been credited against the OBLIGATIONS.


                          ARTICLE 3
                    SECURITY FOR THE LOAN

   The repayment of the LOAN, the satisfaction of the OBLIGATIONS, and the full, complete and absolute performance by the BORROWER of each of the terms and conditions of the LOAN
DOCUMENTS shall be secured by the following described security interests, liens, guarantees, assignments and pledges.

   Section 3.1. Grant Of Security Interest. The BORROWER hereby assigns to the LENDER all of the BORROWER'S right, title, and interest in and to, and grants to the LENDER a continuing security interest in and to, all of the tangible and intangible assets owned by the BORROWER, wherever located, whether now owned or hereafter acquired by the BORROWER, together with all substitutions therefor, and all replacements and renewals thereof, and all accessions, additions, replacement parts, manuals, warranties and packaging relating thereto, including but not limited to the following tangible and intangible assets and property rights of the BORROWER:

        a.   ACCOUNTS;
        b.   CHATTEL PAPER;
        c.   CONTRACT RIGHTS;
        d.   DOCUMENTS;

        e.   EQUIPMENT;
        f.   FIXTURES;
        g. GENERAL INTANGIBLES, contracts with CUSTOMERS, deposits and prepayments;
        h.   GOODS;
        i.   INSTRUMENTS;
        j.   INVENTORY;
        k. Leasehold improvements and all rights as lessee under all leases for real or personal property;
        l.   RECEIVABLES;
        m. Rights to returned, rejected, or repossessed INVENTORY and rights of reclamation and stoppage in transit with respect to INVENTORY sold to CUSTOMERS;
        n. All monies, bank accounts, and deposits with any financial institution;
        o. GENERAL INTANGIBLES in the form of all franchises, subfranchises, rights to distribute, sales agencies, licenses, permits, leases, rights to indemnification, rights as insured, including the right to be provided a defense, warranty rights, concessions and concession rights, customer lists, yellow page or trade journal listings, telephone numbers, and any and all other property or rights necessary, convenient, or proper with respect to the continued operation of the business of the BORROWER as now or hereafter conducted by the BORROWER or with respect to the operation or use of the EQUIPMENT or FIXTURES in which the LENDER has been granted a security interest or any real property in which the LENDER has been granted a mortgage;
        p. GENERAL INTANGIBLES in the form of patents and patent applications, together with the right to sue for past, present, and future infringements, all rights corresponding thereto throughout the world and all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof and all improvements thereon;
        q. GENERAL INTANGIBLES in the form of trademarks, trade names, and trade secrets, together with the right to sue for past, present, and future violations corresponding thereto, and all good will associated therewith;
        r. GENERAL INTANGIBLES in the form of copyrights, together with the right to sue for past, present, or future violations or infringements of rights of the copyrights, and all renewals, extensions and continuations thereof;
        s. All rights of the BORROWER as a secured party with respect to collateral security now or hereafter securing any of the obligations of third parties to the BORROWER, together with all agreements and instruments evidencing or creating any such security; and
        t. All RECORDS relating to or pertaining to any of the above listed COLLATERAL.

   In addition to the kinds and types of property described above, the BORROWER hereby assigns, transfers and sets over to the LENDER all of the BORROWER'S right, title and interest in and to, and grants to the LENDER a continuing security interest in and to, all amounts that may be owing at any time and from time to time by the LENDER to the BORROWER in any capacity, including but not limited to any balance or share belonging to the BORROWER of any deposit or other account with the LENDER, which security interest shall be independent of and in addition to any right of set-off which the LENDER may have.

   Section 3.2. Proceeds And Products. The LENDER'S security interests provided for herein shall apply to the proceeds, including but not limited to insurance proceeds, and the products of the COLLATERAL.

   Section 3.3. Priority Of Security Interest. Each of the security interests granted by the BORROWER to the LENDER pursuant to this AGREEMENT shall be a perfected first priority security interest in the COLLATERAL, except as expressly agreed in advance to the contrary by the LENDER in writing.

   Section 3.4. Future Advances. The security interests granted by the BORROWER to the LENDER hereunder shall secure all current and all future advances made by the LENDER to the BORROWER, or for the account or benefit of the BORROWER.
   Section 3.5. Guaranty Agreements. Each of the GUARANTORS shall execute and deliver to the LENDER a GUARANTY AGREEMENT pursuant to which the GUARANTORS shall guaranty the full and absolute repayment of all of the OBLIGATIONS and secure their obligations under the GUARANTY AGREEMENTS with security interests in all of the GUARANTORS' assets.


                          ARTICLE 4
               REPRESENTATIONS AND WARRANTIES

   To induce the LENDER to extend the LOAN and to enter into this AGREEMENT, each COMPANY makes the representations and warranties set forth in this Article 4. Each COMPANY acknowledges the LENDER'S justifiable right to rely upon these representations and warranties.

   Section 4.1. Accuracy Of Information. All information, documents, reports, statements, financial statements, and data submitted by or on behalf of any COMPANY in connection with the LOAN, or in support thereof, are true, accurate, and complete in all material respects as of the date made and contain no knowingly false, incomplete or misleading statements.

   Section 4.2. No Defaults. No COMPANY is in default with respect to any of its existing INDEBTEDNESS, and the execution and performance of this AGREEMENT and the LOAN DOCUMENTS will not immediately, or with the passage of time, the giving of notice, or both: (a) violate the charter, by-laws or any other organizational document of a COMPANY; (b) violate any LAWS; (c) result in a default under any contract, agreement, or instrument to which a COMPANY is a party or by which a COMPANY or its property is bound; or (d) result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the assets of a COMPANY except in favor of the LENDER.

   Section 4.3.   No Litigation.  Except as set forth on
Schedule 4.3 attached hereto and certain litigation commenced by Key Pharmaceuticals, Inc. against Hercon Laboratories Corporation (as more particularly described in the Prospectus for Transderm Laboratories Corporation dated September 18,
1995), there are no actions, suits, investigations, or proceedings pending or, to the knowledge of any COMPANY threatened against a COMPANY or the assets of a COMPANY other than actions, suits, investigations, or proceedings which if adversely determined would result in an aggregate uninsured liability not exceeding Two Hundred Fifty Thousand Dollars ($250,000.00).

   Section 4.4. No Liability Or Adverse Change. Except as set forth on Schedule 4.4 attached hereto, in the audited financial statements of the COMPANIES previously provided to the LENDER, or in the audited financial statements of Transderm Laboratories Corporation previously provided to the LENDER, no COMPANY has any direct or contingent material liability or INDEBTEDNESS known to any COMPANY and not previously disclosed to the LENDER, nor does any COMPANY know of or expect any material adverse change in the assets, LIABILITIES, properties, business, or condition, financial or otherwise, of the COMPANIES.

   Section 4.5. Title To Collateral. The BORROWER has good and marketable title to all of the COLLATERAL. The LENDER'S liens described herein shall constitute first and indefeasible security interests or liens thereon, except to the limited extent that the LENDER in advance agrees in writing to the contrary.

   Section 4.6. Status. The BORROWER is validly incorporated under the LAWS of the state of its incorporation. The BORROWER has the power to own its properties, conduct its business and affairs, and enter into the LOAN and perform the OBLIGATIONS. The BORROWER'S entry into the LOAN with the LENDER has been validly and effectively approved by its board of directors and shareholders as may be required by its charter, by-laws, and applicable LAWS. All copies of the charter, by-laws, and corporate resolutions of the BORROWER submitted to the LENDER are true, accurate, and complete and no action has been taken in diminution or abrogation thereof. The BORROWER has not changed its name, been the surviving corporation or partnership in a merger, or changed the location of its chief executive office within the last five
(5) years, except as set forth on Schedule 4.6 attached hereto.

   Section 4.7.   Valid, Binding and Enforceable.  The LOAN
DOCUMENTS executed by the COMPANIES are the valid and binding obligations of each COMPANY and are fully enforceable against each COMPANY in accordance with their terms.

   Section 4.8. No Events Of Default. There is not currently existing any action, event, or condition which presently constitutes an EVENT OF DEFAULT, or which with notice, the passage of time, or both would constitute an EVENT OF DEFAULT.

   Section 4.9. Taxes. Each COMPANY: (a) has filed all federal, state and local tax returns and other reports which the COMPANY is required by LAW to file prior to the date hereof and which are material to the conduct of the business of the COMPANY; (b) has paid or caused to be paid all taxes, assessments and other governmental charges that are due and payable prior to the date hereof; and (c) has made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable. No COMPANY has any knowledge of any deficiency or additional assessment in a materially important amount in connection with any taxes, assessments or charges not provided for on the COMPANIES' books of account or reflected in the COMPANIES' financial statements.

   Section 4.10. ERISA. Each COMPANY and each SUBSIDIARY or ERISA AFFILIATE of a COMPANY is in compliance in all material respects with all applicable provisions of ERISA.
Specifically, each COMPANY represents with respect to the COMPANIES and each of its SUBSIDIARIES and ERISA AFFILIATES that: (a) no REPORTABLE EVENT has occurred and is continuing with respect to any PLAN; (b) no notice of intent to terminate a PLAN has been filed, nor has any PLAN been terminated; (c) no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate, a PLAN, nor has the PBGC instituted any such proceedings; (d) neither the COMPANIES nor any ERISA AFFILIATE has completely or partially withdrawn under Sections 4201, 4203, 4204 or 4205 of ERISA from a MULTIEMPLOYER PLAN and no MULTIEMPLOYER PLAN is in reorganization as defined in Section 4241(a) of ERISA; (e) each COMPANY and each ERISA AFFILIATE has met its minimum funding requirements under ERISA with respect to all of its PLANS and the fair market value of all PLAN assets allocable to accrued benefits under each PLAN exceeds the present value of all such benefits, as determined on the most recent valuation date of the PLAN and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of a COMPANY or of any ERISA AFFILIATE to the PBGC or the PLAN under Title IV of ERISA; (f) neither any COMPANY nor any ERISA AFFILIATE has incurred any liability to the PBGC under ERISA; (g) no lien has attached and no person has threatened to attach a lien on any of a COMPANY'S or any ERISA AFFILIATE'S property as a result of failure to comply with ERISA or as a result of the termination of any PLAN; (h) neither any COMPANY nor any ERISA AFFILIATE has an unfulfilled obligation to contribute to any MULTIEMPLOYER PLAN;
(i) no PROHIBITED TRANSACTION has occurred with respect to any PLAN or other employee benefit plan, as described in Section 3(3) of ERISA, of the BORROWER or any ERISA AFFILIATE; and (j) each PLAN, as most recently amended, including amendment to any trust agreement, group annuity or insurance contract, or other governing instrument, is the subject of a current favorable determination by the Internal Revenue Service with respect to its qualification under Section 401(a) of the CODE.

   Section 4.11 Compliance With Laws. Each COMPANY has complied in all material respects with all applicable LAWS with respect to: (a) all restrictions, specifications, or other requirements pertaining to products that it sells or to the services it performs; (b) the conduct of its business; (c) the use, maintenance, and operation of the real and personal properties owned or leased by it in the conduct of its business; (d) the obtaining of all necessary licenses and permits necessary to engage in its business; and (e) the making, storing, handling, treating, disposing, generating, transporting, or RELEASE of HAZARDOUS SUBSTANCES.

   Section 4.12. Chief Place Of Business. The BORROWER'S (a) chief executive office is located at 1212 Avenue of the Americas, New York, New York, (b) chief place of business is located at 3055 East Fruitland Avenue, Los Angeles, California and (c) place where it keeps its RECORDS concerning the COLLATERAL is 3055 East Fruitland Avenue, Los Angeles, California 90058 and Aberdeen Road, Emigsville, Pennsylvania 17405.

   Section 4.13. Location Of Equipment And Fixtures. The BORROWER owns no EQUIPMENT or FIXTURES which are COLLATERAL and which are located at a location other than 3055 East Fruitland Avenue, Los Angeles, California and 3063 East Fruitland Avenue, Los Angeles, California.

   Section 4.14. Location Of Inventory. The BORROWER'S INVENTORY is and shall be kept solely at the BORROWER'S locations referred to in the prior two Sections, and shall not be moved, sold or otherwise disposed of without prior notification to the LENDER, except for sales of INVENTORY to CUSTOMERS in the ordinary course of the BORROWER'S business. None of the BORROWER'S INVENTORY is stored with or in the possession of any bailee, warehouseman, or other similar PERSON.

   Section 4.15. No Labor Agreements. The BORROWER is not subject to any collective bargaining agreement or any agreement, contract, decree or order requiring it to recognize, deal with or employ any PERSONS organized as a collective bargaining unit or other form of organized labor, except as set forth on
Schedule 4.15 attached hereto.

   Section 4.16.  Franchises.  Each COMPANY possesses all
franchises, approvals, contracts, merchandising agreements and merchandising contracts necessary for it lawfully to conduct its business and operation.

   Section 4.17. No Hazardous Substances. To the best of the BORROWER'S knowledge and belief, (a) the REAL PROPERTY has never been and is not being used to make, store, handle, treat, dispose of, generate, or transport HAZARDOUS SUBSTANCES in violation of any applicable LAW, (b) there has not been a RELEASE of HAZARDOUS SUBSTANCES on, from, or near the REAL PROPERTY, and (c) the BORROWER has never received any notification, citation, complaint, violation, or notice of any kind (collectively, "Notices") from any PERSON relating or pertaining to the making, storing, handling, treating, disposing, generating, transporting, or RELEASE of HAZARDOUS SUBSTANCES, except for Notices relating to matters which have been settled.


                          ARTICLE 5
                    AFFIRMATIVE COVENANTS

   The COMPANIES covenant and agree during the term of this AGREEMENT and while any OBLIGATIONS are outstanding and unpaid to do and perform each of the acts and promises set forth in this Article 5:

   Section 5.1. Payment And Performance. All OBLIGATIONS shall be paid and performed in full when and as due.
   Section 5.2. Casualty Insurance. The BORROWER shall maintain during the term of the LOAN for all of its respective assets and properties, whether real, personal, or mixed and including but not limited to the COLLATERAL, fire and extended coverage casualty insurance in amounts sufficient to prevent any co-insurance liability (which amount shall be the full insurable value of the assets and properties insured unless the LENDER in writing agrees to a lesser amount), naming the LENDER as secured party and sole loss payee with respect to the COLLATERAL, with an insurance company acceptable to the LENDER under policy forms containing standard mortgagee clauses. The BORROWER shall submit to the LENDER copies of the casualty insurance policies and paid receipts evidencing payment of the premiums due on the same. The casualty insurance policies shall be endorsed so as to make them noncancellable unless thirty (30) days prior notice of cancellation is provided to the LENDER. The proceeds of any insured loss shall be applied by the LENDER to the OBLIGATIONS, in such order of application as determined by the LENDER, unless the LENDER in its sole discretion permits the use thereof to repair or replace damaged or destroyed COLLATERAL.

   Section 5.3. Liability And Worker's Compensation Insurance. The BORROWER shall maintain during the term of the LOAN public liability and property damage insurance in such amounts and with insurance companies acceptable to and approved by the LENDER. In addition, the BORROWER shall maintain during the term of the LOAN worker's compensation insurance in such amounts as required by applicable LAW. The BORROWER, on request, shall submit to the LENDER copies of the liability and worker's compensation insurance policies and receipts evidencing the payment of premiums due thereon or, alternatively, certificates from the insurance companies certifying to the existence of the policies, summarizing the terms of the policies, and indicating the payment of premiums due thereon.

   Section 5.4   Business Interruption Insurance.  The
BORROWER shall obtain and maintain in full force and effect during the term of the LOAN, business interruption insurance with insurance companies reasonably satisfactory to the LENDER, which names the LENDER as the secured party and loss payee.
The BORROWER shall submit to the LENDER copies of the business interruption insurance policies and paid receipts evidencing payment of the premiums due on the same. The business interruption insurance policies shall be endorsed so as to make them noncancellable unless thirty (30) days prior notice of cancellation is provided to the LENDER. The proceeds of any insured loss shall be applied by the LENDER to the OBLIGATIONS, in such order of application as determined by the LENDER.

   Section 5.5. Books And Records. The COMPANIES at all times hereafter shall maintain a standard and modern system of accounting in accordance with G.A.A.P. and applicable LAW. The COMPANIES shall notify the LENDER in writing if the COMPANIES modify or change their method of accounting.

   Section 5.6. Notice Of Litigation And Proceedings. The COMPANIES shall give immediate notice to the LENDER of any action, suit, citation, violation, direction, notice or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting a COMPANY or any SUBSIDIARY, or the assets or properties thereof, which, if determined adversely to a COMPANY or such SUBSIDIARY: (a) could require a COMPANY or such SUBSIDIARY to pay over more than Two Hundred Fifty Thousand Dollars ($250,000.00) or deliver assets the value of which exceeds that sum (whether or not the claim is considered to be covered by insurance); or (b) could materially and adversely affect, on a consolidated basis, the operations, financial conditions, property, or business of the COMPANIES or such SUBSIDIARY.

   Section 5.7. Notice Of Change Of Business Location. The COMPANIES shall notify the LENDER thirty (30) days in advance of: (a) any change in the location of their existing offices or place of business; (b) the establishment of any new, or the discontinuation of any existing, place of business; and (c) any change in or addition to the locations at which the COLLATERAL is kept. In the event any assets in which the LENDER has a security interest is to be moved to a location which is not owned by a COMPANY, then prior to moving any assets to such location the COMPANIES shall obtain and deliver to the LENDER an agreement, in form and substance acceptable to the LENDER, pursuant to which the owner of such location shall: (a) subordinate any rights which it may have, or thereafter may obtain, in any of the assets of the COMPANY to the rights and security interests of the LENDER in such assets; and (b) allow the LENDER access to the assets of the COMPANY in order to remove such assets from such location. In the event any assets of a COMPANY are to be stored with a warehousemen or other bailee, then the COMPANIES shall cause the warehouseman or other bailee to issue warehouse receipts in the name of the LENDER evidencing the storage of such assets.

   Section 5.8.   ERISA.  The COMPANIES shall furnish to
LENDER: (a) within ten (10) days after they have reason to know that any COMPANY or any ERISA AFFILIATE has incurred withdrawal liability under Sections 4201, 4203, 4204 or 4205 of ERISA, or that any MULTIEMPLOYER PLAN is in reorganization (within the meaning of Section 4241(a) of ERISA), or that any REPORTABLE EVENT has occurred with respect to any PLAN, or that any PROHIBITED TRANSACTION has occurred with respect to any PLAN or other employee benefit plan, as described in Section 3(3) of ERISA, of a COMPANY or any ERISA AFFILIATE, or that PBGC has instituted or will institute proceedings under Title IV of ERISA to terminate any PLAN or to appoint a trustee to administer any PLAN, a statement setting forth the details as to such withdrawal liability, reorganization, REPORTABLE EVENT, PROHIBITED TRANSACTION or termination or appointment proceedings and the action which it (or the MULTIEMPLOYER PLAN sponsor or PLAN sponsor if other than a COMPANY) proposes to take with respect thereto, together with a copy of any notice of withdrawal liability or reorganization given to a COMPANY or any ERISA AFFILIATE and a copy of the notice of such REPORTABLE EVENT given to PBGC if a copy of such notice is available to any COMPANY or any of its ERISA AFFILIATES; and (b) promptly after receipt thereof, a copy of any notice any COMPANY or any ERISA AFFILIATES or the sponsor of any PLAN receives from PBGC or the Internal Revenue Service which sets forth or proposes any action or determination with respect to the PLAN. The COMPANIES shall notify the LENDER promptly of any taxes, assessments, charges or levies which have been assessed or which the COMPANIES or any of its ERISA AFFILIATES has reason to believe may be assessed against a COMPANY or any of its ERISA AFFILIATES by the Internal Revenue Service with respect to any PLAN or MULTIEMPLOYER PLAN. Within the time required for notice to the PBGC under Section 302(f)(4)(A) of

ERISA, the COMPANIES shall notify the LENDER of any lien arising under Section 302(f) of ERISA in favor of any PLAN.

   Section 5.9. Payment Of Taxes. Each COMPANY shall pay or cause to be paid when and as due all taxes, assessments and charges or levies imposed upon it or on any of its property or which it is required to withhold and pay over to the taxing authority or which it must pay on its income, except where contested in good faith, by appropriate proceedings and at its own cost and expense; provided, however, that a COMPANY shall not be deemed to be contesting in good faith by appropriate proceedings unless: (a) such proceedings operate to prevent the taxing authority from attempting to collect the taxes, assessments or charges; (b) the assets of the COMPANY are not subject to sale, forfeiture or loss during such proceedings;
(c) the COMPANY'S contest does not subject the LENDER to any claim by the taxing authority or any other person; (d) the COMPANY establishes appropriate reserves, satisfactory to the LENDER in its sole discretion, for the payment of all taxes, assessments, charges, levies, legal fees, court costs and other expenses for which the COMPANY would be liable if it is unsuccessful in its contest; (e) the COMPANY prosecutes the contest continuously to its final conclusion; and (f) at the conclusion of the proceedings, the COMPANY promptly pays all amounts determined to be payable, including but not limited to all taxes, assessments, charges, levies, legal fees and court costs.

   Section 5.10. Examination Of Books And Records And Collateral. The LENDER shall have the right to call at any COMPANIES' places of business at any time during business hours after not less than twenty-four (24) hours prior notice (except no notice shall be required at any time after an EVENT OF DEFAULT) and, without hinderance or delay, to inspect the assets of the COMPANIES and to audit, inspect, verify, check and make extracts or photocopies from the records of the COMPANIES and other data relating to the collateral or any of the COMPANIES' indebtedness, and the COMPANIES shall reimburse the LENDER for the cost of all of such audits, inspections, verifications, copying and extractions made by the LENDER, provided that the annual cost to the COMPANIES for such audits, inspections and copying shall not exceed Ten Thousand Dollars ($10,000.00).

   Section 5.11. Further Assurances. The BORROWER shall execute from time to time such other and further documents, including but not limited to confirmatory deeds, deeds of trust, promissory notes, security agreements, agreements, financing statements, continuation statements, and the like which, in the sole opinion of the LENDER or the LENDER'S counsel, may be necessary to perfect, confirm, establish, reestablish, continue, or complete the security interests and liens in the COLLATERAL and the purposes and intentions of this AGREEMENT, it being the intention of the BORROWER to provide hereby a full and absolute warranty of further assurance to the LENDER.

   Section 5.12. Advances With Respect To Collateral. If the BORROWER fails to perform any of the affirmative covenants contained in this Article or to protect or preserve its assets and properties, or if the BORROWER fails to protect or preserve the COLLATERAL or the status and priority of the security interest of the LENDER in the COLLATERAL, the LENDER, at any time after an EVENT OF DEFAULT may make advances to perform the same on behalf of the BORROWER or to protect or preserve the assets and properties of the BORROWER or to protect or preserve the COLLATERAL or the status and priority of the security interest of the LENDER in the COLLATERAL, and all sums so advanced shall immediately upon advance become secured by the security interest created by this AGREEMENT, and shall become part of the principal amount owed to the LENDER with interest to be assessed at the applicable rate thereon and subject to the terms and provisions of this AGREEMENT and all of the LOAN DOCUMENTS. The BORROWER shall repay on demand all sums so advanced on the BORROWER'S behalf, plus all expenses or costs incurred by the LENDER, including reasonable legal fees, with interest thereon at the highest rate provided for in the LOAN DOCUMENTS. The provisions of this Section shall not be construed to prevent the institution of the rights and remedies of the LENDER upon the occurrence of an EVENT OF DEFAULT. The contrary notwithstanding, the authorization contained in this Section shall impose no duty or obligation on the LENDER to perform any action or make any advancement on behalf of the BORROWER and is for the sole benefit and protection of the LENDER.

   Section 5.13. Lender's Right To Control Deposits. Upon notice from the LENDER, the BORROWER shall transmit and deliver to the LENDER, immediately upon receipt thereof, all cash, checks, drafts, and other instruments for the payment of money, properly indorsed, which have been received by the BORROWER in full or partial payment of any RECEIVABLE, in the exact form received, without commingling with other funds or property.
All items received by the LENDER in payment of any such RECEIVABLE shall be deposited to the credit of the BORROWER in an account with the LENDER, as the LENDER'S property. The LENDER shall apply all of the collected funds in such deposit account toward payment of all or any part of the OBLIGATIONS, whether or not then due.

   Section 5.14. Collection Of Receivables By Lender. The LENDER, at any time or from time to time after an EVENT OF DEFAULT, may terminate the BORROWER'S authority to collect the RECEIVABLES. Upon a termination of the BORROWER'S authority, the LENDER shall have the right to send notices of assignment or notices of the LENDER'S security interest to any and all CUSTOMERS or any third party holding or otherwise concerned with any of the COLLATERAL, and thereafter the LENDER shall have the sole right to collect the RECEIVABLES and to take possession of the COLLATERAL and RECORDS relating thereto. All of the LENDER'S collection expenses shall be charged to the BORROWER'S account and added to the OBLIGATIONS. If the LENDER is collecting the RECEIVABLES as above provided, the LENDER shall have the right to receive, indorse, assign and deliver in the LENDER'S name or the BORROWER'S name any and all checks, drafts and other instruments for the payment of money relating to the RECEIVABLES, and the BORROWER hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. If the LENDER is collecting the RECEIVABLES directly as above provided, the BORROWER hereby constitutes the LENDER or the LENDER'S designee as the BORROWER'S attorney-in-fact with power with respect to the RECEIVABLES: (a) to indorse the BORROWER'S name upon all notes, acceptances, checks, drafts, money orders or other evidences of payment of COLLATERAL that may come into the LENDER'S possession; (b) to sign the BORROWER'S name on any invoices relating to any of the RECEIVABLES, drafts against CUSTOMERS, assignments and verifications of RECEIVABLES and notices to CUSTOMERS; (c) to send verifications of RECEIVABLES to any CUSTOMER; (d) to notify the Post Office to change the address for delivery of mail addressed to the BORROWER to such address as the LENDER may designate; (e) to receive, open, and dispose of all mail addressed to the BORROWER; and (f) to do all other acts and things necessary, proper, or convenient to carry out the terms and conditions and purposes and intent of this AGREEMENT. All acts of such attorney or designee are hereby ratified and approved, and such attorney or designee shall not be liable for any acts of omission or commission, nor for any error of judgment or mistake of fact or law in accordance with this AGREEMENT, with the exception of acts arising from actual fraud or gross and wanton negligence. The power of attorney hereby granted, being coupled with an interest, is irrevocable while any of the OBLIGATIONS remain unpaid. If the LENDER is collecting the RECEIVABLES pursuant to the terms of this Section, the LENDER, without notice to or consent from the BORROWER, may sue upon or otherwise collect, extend the time of payment of or compromise or settle for cash, credit or otherwise upon any terms, any of the RECEIVABLES or any securities, instruments or insurances applicable thereto or release the obligor thereon. The LENDER is authorized and empowered to accept the return of the goods represented by any of the RECEIVABLES, without notice to or consent by the BORROWER, all without discharging or in any way affecting the BORROWER'S liability under the LOAN DOCUMENTS. The LENDER does not, by anything herein or in any assignment or otherwise, assume any of the BORROWER'S obligations under any contract or agreement assigned to the LENDER, and the LENDER shall not be responsible in any way for the performance by the BORROWER of any of the terms and conditions thereof.

   Section 5.15. Notice Of Events Affecting Collateral; Compromise Of Receivables; Returned Or Repossessed Goods. The BORROWER, immediately upon learning thereof, shall report to the LENDER: (a) any reclamation, return or repossession of goods having an aggregate sales price of Two Hundred Fifty Thousand Dollars ($250,000.00) or more; and (b) all claims or disputes asserted by any CUSTOMER or other obligor involving in excess of Two Hundred Fifty Thousand Dollars ($250,000.00).

   Section 5.16. Documentation Of Collateral. The BORROWER, upon request of the LENDER, shall provide the LENDER from time to time with: (a) written statements or schedules identifying and describing the COLLATERAL, and all additions, substitutions, and replacements thereof, in such detail as the LENDER may require; (b) copies of CUSTOMERS' invoices or billing statements; (c) evidence of shipment or delivery of goods or merchandise to or performance of services for CUSTOMERS; and (d) such other schedules and information as the LENDER reasonably may require. The items to be provided under this Section shall be in form satisfactory to the LENDER and are to be executed and delivered to the LENDER from time to time solely for the LENDER'S convenience in maintaining RECORDS of the COLLATERAL. The BORROWER'S failure to give any of such items to the LENDER shall not affect, terminate, modify or otherwise limit the LENDER'S security interest in the COLLATERAL. The LENDER shall have the right, at any time and from time to time, to verify the eligibility of the BORROWER'S RECEIVABLES, including obtaining verification of the RECEIVABLES directly from CUSTOMERS.

   Section 5.17. Reporting Requirements. The COMPANIES shall submit the following items to the LENDER:

        a.   SEC Reports.  The COMPANIES shall within fifteen
(15) calendar days after delivery to the Securities and Exchange Commission deliver to the LENDER copies of all quarterly and annual financial reports and other information, documents and reports filed by any COMPANY with the Securities and Exchange Commission.

        b. Management Letters. Promptly upon receipt thereof, the COMPANIES shall submit to the LENDER copies of any reports submitted to a COMPANY or any SUBSIDIARY by independent certified public accountants in connection with the examination of the financial statements of a COMPANY or any SUBSIDIARY made by such accountants.

        c. Certificates Of No Default. Within the time period for providing the quarterly and annual reports filed with the Securities And Exchange Commission as set forth above, the COMPANIES shall submit to the LENDER, each fiscal quarter, a certificate of the chief financial officer of the COMPANIES certifying that: (i) there exists no EVENT OF DEFAULT, or if an EVENT OF DEFAULT exists, specifying the nature thereof, the period of existence thereof and what action the COMPANIES propose to take with respect thereto; (ii) no material adverse change in the condition, financial or otherwise, business, property or results of operations of the COMPANIES has occurred since the previous certificate was sent to the LENDER by the COMPANIES or, if any such change has occurred, specifying the nature thereof and what action the COMPANIES have taken or propose to take with respect thereto; (iii) all insurance premiums then due have been paid; (iv) all taxes then due have been paid or, for those taxes which have not been paid, a statement of the taxes not paid and a description of the COMPANIES' rationale therefor; (v) no litigation, investigation or proceedings, or injunction, writ or restraining order is pending or threatened which could result in a COMPANY incurring a liability of Two Hundred Fifty Thousand Dollars ($250,000.00) or more; (vi) stating whether or not the COMPANIES are in compliance with the covenants in this AGREEMENT, including a calculation of the financial covenants in the schedule attached to such officer's certificate in form satisfactory to the LENDER; and (vii) stating whether any COMPANY has obtained any patents or trademarks or has filed any applications for patents or trademarks since the previous certificate was sent to the LENDER.

        d. Reports To Other Creditors. Promptly after the furnishing thereof, the COMPANIES shall submit to the LENDER copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the LENDER pursuant to any other provisions of this AGREEMENT.

        e. General Information. In addition to the items set forth in paragraphs (a) through (d) above, the COMPANIES shall submit to the LENDER such other information respecting the condition or operations, financial or otherwise, of the COMPANIES or any SUBSIDIARY of any COMPANY as the LENDER may reasonably request from time to time.

   Section 5.18.  Environmental Matters.  Each COMPANY shall:
(a) immediately notify the LENDER and any other PERSON that it is required to notify pursuant to any applicable LAWS once it is aware of a RELEASE or threatened RELEASE of HAZARDOUS SUBSTANCES on, from, or near the REAL PROPERTY which pursuant to applicable LAWS must be reported to a governmental department or agency; (b) immediately notify the LENDER once an environmental investigation or clean-up proceeding is instituted by any PERSON in connection with the REAL PROPERTY;
(c) fully comply with and assist, to the extent required by applicable LAWS, any such environmental investigation and clean-up proceeding; and (d) immediately notify the LENDER of any citation, notification, complaint, or violation which it receives from any PERSON which relates or pertains to any matters concerning the making, storing, handling, treating, disposing, generating, transporting or RELEASE of any HAZARDOUS SUBSTANCE if any such matter could result in liability to any COMPANY in excess of Two Hundred Fifty Thousand Dollars ($250,000.00).

   Section 5.19. Maintenance Of Equipment. The COMPANIES shall maintain and preserve all of their EQUIPMENT in a state of good and efficient working order except for normal wear and tear and except for items of EQUIPMENT which are obsolete and no longer used in the COMPANIES' businesses.

   Section 5.20.  Consignments.  The BORROWER shall advise the
LENDER of all PERSONS to whom it has consigned or assigned
INVENTORY for sale or distribution, and the location of the

INVENTORY subject to any such consignment or assignment arrangement. The BORROWER shall: (a) duly and properly file financing statements in all applicable places of public record with respect to each of such consignments or assignments, which filings shall comply with Section 9-114 of the 1972 version of the Uniform Commercial Code and with all other requirements necessary for the BORROWER to protect its interests therein under applicable LAWS; (b) supply the LENDER with prior evidence of such filing and with a financing statement, judgment and tax lien search in the name of the consignee or assignee in all applicable places of public record; and (c) provide written notification to any holder of any security interests in the inventory of the consignee or assignee who has filed a financing statement before the BORROWER files its financing statement, which notice shall state that the BORROWER expects to deliver goods or assignments, shall describe the goods by item or type and which notification shall be received by any such holder within five (5) years before the consignee receives possession of the goods and at five (5) year intervals thereafter.

   Section 5.21. Federal Assignment Of Claims Act. The BORROWER shall notify the LENDER if any RECEIVABLE arises out of a contract providing for aggregate payments in excess of One Hundred Thousand Dollars ($100,000.00) with the United States of America, or any department, agency or instrumentality thereof, and shall execute all documents or instruments and shall take all steps or actions required by the LENDER so that all monies due or to become due under such contract are assigned to the LENDER and notice given thereof to the United States in accordance with the requirements of the Federal Assignment of Claims Act, as amended.

   Section 5.22. Compliance With Laws. Each COMPANY shall comply in all material respects with all applicable LAWS with respect to: (a) all restrictions, specifications, or other requirements pertaining to products that it sells or to the services it performs; (b) the conduct of its business; (c) the use, maintenance, and operation of the real and personal properties owned or leased by it in the conduct of its business; (d) the obtaining of all necessary licenses and permits necessary to engage in its business; (e) the making, storing, handling, treating, disposing, generating, transporting, or RELEASE of HAZARDOUS SUBSTANCES; and (f) the providing of information and reports as required by the Securities And Exchange Commission and applicable securities LAWS.

   Section 5.23. Sale-Leaseback Transactions. The COMPANIES shall notify the LENDER of any sale-leaseback transactions entered into by a COMPANY within ten (10) days after such sale-leaseback transaction.
   Section 5.24. Financial Covenants. The COMPANIES, on a consolidated basis, shall remain in compliance with the financial covenants set forth below. The COMPANIES acknowledge that the following financial covenants are based on the understanding that the various companies, other than the COMPANIES, which are included in the consolidated financial statements of the COMPANIES are inactive companies, and therefore do not materially effect the following financial covenants. If during the term of the LOAN, any company, other than the COMPANIES, which is included in the consolidated financial statements of the COMPANIES becomes an active company, the COMPANIES will need to either: (a) provide the LENDER with quarterly and annual financial information, in a form acceptable to the LENDER, which does not include any such other company; or (b) cause such other company to become a guarantor of the LOAN by the execution of such documents as the LENDER deems appropriate at such time.

          a. Tangible Net Worth. The COMPANIES shall maintain, as of the end of each fiscal quarter, a TANGIBLE NET WORTH of not less than the sum of: (i) Five Million Two Hundred Thousand Dollars ($5,200,000.00); plus (ii) fifty percent (50%) of the COMPANIES' consolidated profit (without making any adjustment if there is a loss instead of a profit) for each year commencing with the FISCAL YEAR ending December 31, 1994 (e.g., on September 30, 1995, the minimum TANGIBLE NET WORTH shall be Five Million Two Hundred Thousand Dollars ($5,200,000.00) plus fifty percent (50%) of the COMPANIES' consolidated profit for the FISCAL YEAR ending December 31, 1994, and on December 31, 1995, March 31, 1996, June 30, 1996
and September 30, 1996, the minimum TANGIBLE NET WORTH shall be Five Million Two Hundred Thousand Dollars ($5,200,000.00) plus fifty percent (50%) of the COMPANIES' consolidated profit for the FISCAL YEAR ending December 31, 1994 plus fifty percent (50%) of the BORROWERS' consolidated profit for the FISCAL YEAR ending December 31, 1995).

          b. Debt To Worth. The COMPANIES shall maintain, as of the end of each fiscal quarter, a ratio of LIABILITIES to TANGIBLE NET WORTH of not greater than: (i) 4.25 to 1.0 for the period between CLOSING and December 31, 1995, inclusive; and (ii) 3.5 to 1.0 at all times after December 31, 1995.

          c. Fixed Charge Coverage. As of the end of each fiscal quarter of the COMPANIES, the COMPANIES shall maintain on a consolidated basis a FIXED CHARGE COVERAGE for the immediately preceding four fiscal quarters of not less than:
(i) 1.0 as of the end of the fiscal quarter ending September 30, 1995; (ii) 1.05 as of the end of the fiscal quarters ending December 31, 1995 and March 31, 1996; (iii) 1.2 as of the end of the fiscal quarters ending June 30, 1996 and September 30, 1996; and (iv) 1.25 as of the end of each fiscal quarter after June 30, 1996.

                          ARTICLE 6
                     NEGATIVE COVENANTS

   The COMPANIES covenant and agree during the term of this AGREEMENT and while any OBLIGATIONS are outstanding and unpaid not to do or to permit to be done or to occur any of the acts or happenings set forth in this Article 6 without the prior written authorization of the LENDER.

   Section 6.1. No Change Of Name, Merger, Etc. No COMPANY shall change its name or enter into any merger, consolidation, reorganization or recapitalization, except GUARANTORS may merge together and any SUBSIDIARY of a GUARANTOR may merge into a GUARANTOR provided the GUARANTOR is the surviving entity.

   Section 6.2. No Sale Or Transfer Of Assets. None of the COMPANIES shall sell or transfer any of their assets other than
(i) sales of INVENTORY in the ordinary course of the COMPANIES' businesses, (ii) sales of obsolete or unusable EQUIPMENT (excluding the EQUIPMENT purchased by the BORROWER with the proceeds of the LOAN), (iii) sales of other items of EQUIPMENT (excluding the EQUIPMENT purchased by the BORROWER with the proceeds of the LOAN) for fair consideration provided that the aggregate book value of EQUIPMENT sold in any one FISCAL YEAR shall not exceed fifteen percent (15%) of the aggregate book value of the COMPANIES' EQUIPMENT, and (iv) transfers of assets from one GUARANTOR to another GUARANTOR provided that the LENDER is given not less than thirty (30) days prior written notice of any such transfer.

   Section 6.3. No Encumbrance Of Assets. None of the COMPANIES shall mortgage, pledge, grant or permit to exist a security interest in or lien upon any of its assets of any kind, now owned or hereafter acquired, except for PERMITTED LIENS. No COMPANY shall make any negative pledges for the benefit of any person or entity other than the LENDER.

   Section 6.4. No Indebtedness. No COMPANY shall incur, create, assume, or permit to exist any INDEBTEDNESS except: (a) the LOAN described herein; (b) trade INDEBTEDNESS incurred in the ordinary course of business; (c) INDEBTEDNESS secured by PERMITTED LIENS; (d) INDEBTEDNESS under the SUBORDINATED INDENTURE; (e) INDEBTEDNESS now or hereafter owed to the LENDER; and (f) INDEBTEDNESS owed to another COMPANY.

   Section 6.5. No Dividends. The COMPANIES shall not declare or pay any dividends or purchase any stock from any of their shareholders other than dividends or purchases of stock which in the aggregate in any FISCAL YEAR of the COMPANIES does not exceed sixty-six percent (66%) of the COMPANIES' consolidated profits in excess of One Million Dollars ($1,000,000.00) for the immediately preceding FISCAL YEAR.

   Section 6.6. Transactions With Affiliates. No COMPANY shall make any purchase from, or contract for the performance of any services by, any AFFILIATE or any officer or director of any COMPANY, except: (i) on terms which fairly represent generally available terms to be obtained in transactions of a similar nature with independent third PERSONS, (ii) the transactions described in the Stock Purchase And Option Agreement dated July 15, 1994, by and between Health-Chem Corporation and Marvin M. Speiser; (iii) the transactions described in the Amended and Restated Option Agreement dated August 30, 1991 by and between Health-Chem Corporation and Marvin M. Speiser, a copy of which has been delivered to the LENDER; and (iv) the Corporate Services Agreement and Tax Sharing Agreement, both by and between Health-Chem Corporation and Transderm Laboratories Corporation and more particularly described in the Prospectus of Transderm Laboratories Corporation dated September 18, 1995.

   Section 6.7. Capital Expenditures. The COMPANIES, on a consolidated basis, shall not make any CAPITAL EXPENDITURES in excess of: (a) Four Million Two Hundred Thousand Dollars ($4,200,000.00) in the COMPANIES' 1995 FISCAL YEAR; (b) Seven Hundred Fifty Thousand Dollars ($750,000.00) in the COMPANIES' 1996 FISCAL YEAR; and (c) One Million Five Hundred Thousand Dollars ($1,500,000.00) in any of the COMPANIES' FISCAL YEARS after 1996; provided, however, that in the event that the COMPANIES do not make CAPITAL EXPENDITURES in an aggregate amount up to the maximum amount permitted above in any one FISCAL YEAR, the difference between the maximum amount permitted above and the actual amount of CAPITAL EXPENDITURES made by the COMPANIES may be spent on CAPITAL EXPENDITURES in the immediately succeeding FISCAL YEAR in addition to the maximum amount set forth above.

   Section 6.8. No Acquisition Of Third Person. No COMPANY shall acquire any stock in, or all or substantially all of the assets of, any PERSON, except (i) stock in a newly formed SUBSIDIARY of a COMPANY, provided such SUBSIDIARY (a) executes such documents as the LENDER deems appropriate in order for such SUBSIDIARY to become a guarantor of the OBLIGATIONS, and
(b) does not have any liabilities or obligations to any PERSON other than to a COMPANY, and (ii) the COMPANIES may have at any one time an aggregate amount of $10,000.00 worth of stock in entities for investment purposes provided that such stock in any one entity does not exceed five percent (5%) of the issued and outstanding stock in such entity.

   Section 6.9. No Assignment. No COMPANY shall assign or attempt to assign this AGREEMENT.

   Section 6.10. No Alteration Of Structure Or Operations. No COMPANY shall amend or change materially its capital structure and no COMPANY shall materially change its line or scope of business, nor engage in business ventures other than those in which it is presently engaged and those which are not a material deviation from those in which it is presently engaged.
   Section 6.11. No Handling Of Hazardous Substances In Violation Of Applicable Laws. No COMPANY shall use in its business or operations, produce as a result or as a by-product of its business or operations, or store or hold at any site or location at which it conducts its business or operations, or at any other real property, HAZARDOUS SUBSTANCES which under any LAW require special handling, collection, storage, treatment, disposal, or transportation, unless the COMPANY complies in all material respects with all requirements of applicable LAWS.

   Section 6.12. Unpermitted Uses Of Loan Proceeds. The BORROWER shall not use any part of the proceeds of the LOAN hereunder for any purpose which constitutes a violation of, or is inconsistent with, regulations of the Board of Governors of the Federal Reserve System, including without limitation, the purchase or carrying of (or refinancing of indebtedness originally incurred to purchase or carry) margin securities.

   Section 6.13. Subordinated Indenture. The COMPANIES shall not prepay any INDEBTEDNESS under the SUBORDINATED INDENTURE or acquire portions of such INDEBTEDNESS which would result in the aggregate amount of such prepayments and acquisitions to exceed the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) (excluding prepayment and acquisitions which have reduced previously due payments on the sinking fund established by the SUBORDINATED INDENTURE).

                          ARTICLE 7
                      EVENTS OF DEFAULT

   The occurrence of any of the following events shall constitute EVENTS OF DEFAULT and shall entitle the LENDER to exercise the LENDER'S rights and remedies under Article 8 of this AGREEMENT.

   Section 7.1. Failure To Pay. The failure by the BORROWER to pay any of the OBLIGATIONS and such failure is not cured within five (5) BUSINESS DAYS.

   Section 7.2. Violation Of Covenants; Failure Of Conditions Precedent. The occurrence of any of the following: (a) the failure of the any COMPANY to comply with the covenants contained in Sections 6.1, 6.2, 6.5 or 6.9 of this AGREEMENT;
(b) any COMPANY shall incur, create, assume or permit to exist any INDEBTEDNESS in excess of One Hundred Thousand Dollars ($100,000.00) in violation of the terms of Section 6.4 of this AGREEMENT; (c) Transderm Laboratories Corporation (or any COMPANY to whom Transderm Laboratories Corporation hereafter transfers any or all of its real property) shall mortgage, pledge, grant or permit to exist any lien upon any of its real property in violation of the terms of
Section 6.3 of this AGREEMENT; (d) the BORROWER shall pledge, grant or permit to exist any lien upon any of the EQUIPMENT purchased with proceeds of the LOAN in violation of the terms of Section 6.3 of this AGREEMENT; (e) any COMPANY shall fail to comply with any agreement or covenant contained in this AGREEMENT (other than those specifically set forth above in this Section 7.2 but including any violation of the terms of Sections 6.3 or 6.4 other than as specifically provided for in
(b), (c) and (d) above) and such failure is not cured within fifteen (15) BUSINESS DAYS after written notice from the LENDER.

   Section 7.3. Representation Or Warranty. The failure of any representation or warranty made by any COMPANY to be true in any material respect, as of the date made.

   Section 7.4. Cross-Default. The occurrence of either of the following: (a) an acceleration of any other INDEBTEDNESS owed to the LENDER or any other lender, including, but not limited to, an acceleration of the INDEBTEDNESS under the SUBORDINATED DEBENTURE; (b) failure by the COMPANIES to make payment when due of all sums owed by the COMPANIES to the LENDER under the revolving line of credit being provided by the LENDER to the COMPANIES; or (c) a default by any GUARANTOR under the terms of the GUARANTY AGREEMENT executed by such GUARANTOR.

   Section 7.5. Judgments. Any COMPANY shall suffer final judgments for the payment of money aggregating in excess of One Hundred Thousand Dollars ($100,000.00) and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced or if commenced has been effectively stayed.

   Section 7.6.   Levy By Judgment Creditor.  A judgment
creditor of any COMPANY shall obtain possession of any of such COMPANY'S assets by any means, including but not limited to levy, distraint, replevin or self-help, and the COMPANIES shall not remedy same within thirty (30) days thereof.

   Section 7.7. Failure To Pay Debts. Any COMPANY shall fail to pay any debt in excess of One Hundred Thousand Dollars ($100,000.00) which is due and payable, and such failure shall continue beyond any applicable grace period, unless such COMPANY holds a reasonably good faith defense to payment and has set aside reasonable reserves for the payment thereof.

   Section 7.8. Involuntary Insolvency Proceedings. The institution of involuntary INSOLVENCY PROCEEDINGS against any COMPANY and the failure of any such INSOLVENCY PROCEEDINGS to be dismissed within sixty (60) days of the institution thereof.

   Section 7.9. Voluntary Insolvency Proceedings. The commencement by any COMPANY of INSOLVENCY PROCEEDINGS.

   Section 7.10. ERISA. If: (a) there occurs an accumulated funding deficiency with respect to any PLAN and the COMPANIES or any of its ERISA AFFILIATES fails to correct such accumulated funding deficiency with respect to any PLAN within the time prescribed under either Section 412 or Section 4971 of the CODE, whichever is applicable; (b) there occurs any PROHIBITED TRANSACTION with respect to any COMPANY or any ERISA AFFILIATE; (c) there arises a lien under Section 302(f) of ERISA in favor of any PLAN; (d) any COMPANY or any of its ERISA AFFILIATES incurs any withdrawal liability with respect to any MULTIEMPLOYER PLAN; (e) any MULTIEMPLOYER PLAN enters reorganization (within the meaning of Section 4241(a) of ERISA); or (f)(i)(A) any PLAN is terminated within the meaning of Title IV of ERISA, or (B) a trustee is appointed by the appropriate United States District Court to administer any PLAN, or (C) PBGC institutes proceedings to terminate any PLAN or to appoint a trustee to administer any PLAN or (D) any REPORTABLE EVENT occurs which the LENDER determines indicates a substantial likelihood that an event described in (A), (B) or
(C) above will occur, and (ii) the benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) exceed the market value of the assets in the fund under the PLAN by five percent (5%) or more of the COMPANIES' consolidated TANGIBLE NET WORTH.

   Section 7.1  Injunction.  If a COMPANY is enjoined,
restrained or in any way prevented by court order for more than thirty (30) calendar days from continuing to conduct all or any material part of its business affairs.


                          ARTICLE 8
            RIGHTS AND REMEDIES ON THE OCCURRENCE
                   OF AN EVENT OF DEFAULT

   Section 8.1. Lender's Specific Rights And Remedies. In addition to all other rights and remedies provided by LAW and the LOAN DOCUMENTS, the LENDER, on the occurrence of any EVENT
OF DEFAULT, may:

          a. Accelerate and call due the unpaid principal balances of the LOAN, and all accrued interest and other sums due as of the date of the EVENT OF DEFAULT;

          b. Impose the default rate of interest provided in the NOTE, with or without acceleration of the NOTE, until such time as the EVENT OF DEFAULT is cured;

          c. Foreclose or enforce all or any security interests, mortgage interests, deed of trusts, liens, assignments, or pledges created by any LOAN DOCUMENT;

          d. Confess judgment or file suit against the BORROWER on the NOTE or against any or all of the GUARANTORS under the GUARANTY AGREEMENTS;

          e. File suit against any or all of the COMPANIES on this AGREEMENT, or on any other LOAN DOCUMENT;

          f.      Seek specific performance or injunctive
relief to enforce performance of the undertakings, duties, and agreements provided in the LOAN DOCUMENTS, whether or not a remedy at law exists or is adequate;

          g. Exercise any rights of a secured creditor under the Uniform Commercial Code, as adopted and amended in Maryland, including the right to take possession of the COLLATERAL without the use of judicial process or hearing of any kind and the right to require the BORROWER to assemble the COLLATERAL at such place as the LENDER may specify; and

          h.      Set-off any amounts in any account or
represented by any certificate with the LENDER in the name of the BORROWER or in which the BORROWER has an interest.

   Section 8.2. Sale Of Collateral. In addition to any other remedy provided herein, upon the occurrence of an EVENT OF DEFAULT, the LENDER, in a commercially reasonable fashion, may sell at public or private sale or otherwise realize upon, the whole or, from time to time, any part of all COLLATERAL which is personal property, or any interest which the BORROWER may have therein. Pending any such action, the LENDER may collect and liquidate such COLLATERAL. After deducting from the proceeds of sale or other disposition of such COLLATERAL all expenses, including all expenses for legal services, the LENDER shall apply such proceeds toward the satisfaction of the OBLIGATIONS. Any remainder of the proceeds after satisfaction in full of the OBLIGATIONS shall be distributed as required by applicable LAW. Notice of any sale or other disposition shall be given to the BORROWER at least five (5) days before the time of any intended public sale or of the time after which any intended private sale or other disposition of the COLLATERAL is to be made, which the BORROWER hereby agrees shall be commercially reasonable notice of such sale or other disposition. The BORROWER shall assemble, or shall cause to be assembled, at the BORROWER'S own expense, the COLLATERAL at such place or places as the LENDER shall designate. At any such sale or other disposition, the LENDER may, to the extent permissible under applicable law, purchase the whole or any part of the COLLATERAL, free from any right of redemption on the part of the BORROWER, which right is hereby waived and released to the extent lawfully permitted. Without limiting the generality of any of the rights and remedies conferred upon the LENDER under this Section, the LENDER may, to the full extent permitted by applicable law: (a) enter upon the premises of the BORROWER, exclude therefrom the BORROWER or any PERSON connected therewith, and take immediate possession of the

COLLATERAL, either personally or by means of a receiver appointed by a court of competent jurisdiction, using all necessary force to do so; (b) at the LENDER'S option, use, operate, manage, and control the COLLATERAL in any lawful manner; (c) collect and receive all income, revenue, earnings, issues, and profits therefrom; and (d) maintain, alter or remove the COLLATERAL as the LENDER may determine in the LENDER'S discretion.

   Section 8.3. Remedies Cumulative. The rights and remedies provided in this AGREEMENT and in the other LOAN DOCUMENTS or otherwise under applicable LAWS shall be cumulative and the exercise of any particular right or remedy shall not preclude the exercise of any other rights or remedies in addition to, or as an alternative of, such right or remedy.

   Section 8.4. Proof Of Sums Due On Loan. In any action or proceeding brought by the LENDER to collect the sums owed on the LOAN, a certificate signed by an officer of the LENDER setting forth the unpaid balances of principal, and any accrued interest, default interest, legal fees, and late charges owed on the LOAN shall be presumed correct and shall be admissible in evidence for the purpose of establishing the truth of what it asserts. If the BORROWER wishes to contest the accuracy of the figures set forth in any such certificate, the BORROWER shall have the burden of proving by a preponderance of evidence that the certificate is inaccurate or incorrect.

   Section 8.5. Obligations Are Unconditional. The payment and performance of the OBLIGATIONS shall be the absolute and unconditional duty and obligation of the BORROWER, and shall be independent of any defense or any rights of set-off, recoupment or counterclaim which the BORROWER might otherwise have against the LENDER, and the BORROWER shall pay absolutely during the term of the LOAN the payments of the principal and interest to be made on account of the LOAN and all other payments required hereunder, free of any deductions and without abatement, diminution or set-off other than those herein expressly provided. Until such time as the OBLIGATIONS have been fully paid and performed, the BORROWER: (a) shall not suspend or discontinue any payments provided for herein and in the NOTE;
(b) shall perform and observe all of the BORROWER'S other covenants and agreements contained in the LOAN DOCUMENTS, including but not limited to making all payments required to be made to the LENDER; and (c) shall not terminate or attempt to terminate the LOAN DOCUMENTS for any cause.


                          ARTICLE 9
                GENERAL CONDITIONS AND TERMS

   Section 9.1. Lender Expenses. In connection with the LOAN and all transactions relating thereto, all LENDER EXPENSES shall be paid by the BORROWER, whether incurred prior to or after closing.

   Section 9.2. Incorporation; Construction Of Inconsistent Provisions. The terms and conditions of the LOAN DOCUMENTS are incorporated by reference and made a part hereof, as if fully set forth herein. In the event of any inconsistency between this AGREEMENT and any other LOAN DOCUMENT, the terms and provisions of this AGREEMENT shall control.

   Section 9.3. Waivers. The LENDER at any time or from time to time may waive all or any rights under this AGREEMENT or any other LOAN DOCUMENT, but any waiver or indulgence by the LENDER at any time or from time to time shall not constitute a future waiver of performance or exact performance by the COMPANIES.

   Section 9.4. Continuing Obligation Of Companies. The terms, conditions, and covenants set forth herein and in the LOAN DOCUMENTS shall survive CLOSING and shall constitute a continuing obligation of the COMPANIES during the course of the transactions contemplated herein. The obligations of the COMPANIES under this AGREEMENT shall remain in effect so long as any OBLIGATION is outstanding, unpaid or unsatisfied between the BORROWER and the LENDER.

   Section 9.5. Binding Obligation. This AGREEMENT shall be binding upon the parties and their successors and assigns.

   Section 9.6.   Final Agreement.  This AGREEMENT and the LOAN
DOCUMENTS contain the final and entire agreement and understanding of the parties relating to the subject matter contained herein.

   Section 9.7. Amendment. This AGREEMENT may be amended or altered only in writing signed by the party to be bound by the change or alteration.

   Section 9.8.   Time.  Time is of the essence of this
AGREEMENT.

   Section 9.9. Choice Of Law. The laws of the State of Maryland (excluding, however, conflict of law principles) shall govern and be applied to determine all issues relating to this AGREEMENT and the rights and obligations of the parties hereto, including the validity, construction, interpretation, and enforceability of this AGREEMENT and its various provisions and the consequences and legal effect of all transactions and events which resulted in the execution of this AGREEMENT or which occurred or were to occur as a direct or indirect result of this AGREEMENT having been executed.

   Section 9.10. Consent To Jurisdiction; Agreement As To Venue. Each COMPANY irrevocably consents to the non-exclusive jurisdiction of the courts of the State of Maryland and of the United States District Court For The District Of Maryland, if a basis for federal jurisdiction exists. Each COMPANY agrees that venue shall be proper in any circuit court of the State of Maryland selected by the LENDER or in the United States District Court For The District Of Maryland if a basis for federal jurisdiction exists and waives any right to object to the maintenance of a suit in any of the state or federal courts of the State of Maryland on the basis of improper venue or of inconvenience of forum.

   Section 9.11. Actions Against Lender. Any action brought by any COMPANY against the LENDER which is based, directly or indirectly, on this AGREEMENT or any matter in or related to this AGREEMENT, including but not limited to the making of the LOAN or the administration or collection thereof, shall be brought only in the courts of the State of Maryland. The COMPANIES may not file a counterclaim against the LENDER in a suit brought by the LENDER against the COMPANIES in a state other than the State of Maryland unless under the rules of procedure of the court in which the LENDER brought the action or the counterclaim is mandatory, and not merely permissive, and will be considered waived unless filed as a counterclaim in the action instituted by the LENDER. Each COMPANY agrees that any forum other than the State of Maryland is an inconvenient forum and that a suit brought by a COMPANY against the LENDER in a court of any state other than the State of Maryland should be forthwith dismissed or transferred to a court located in the State of Maryland by that court.

   Section 9.12. Number, Gender, And Captions. As used herein, the singular includes the plural and the plural includes the singular. The use of any gender applies to all genders. The captions contained herein are for purposes of convenience only and are not a part of this AGREEMENT.

   Section 9.13.  Photocopies Sufficient. A carbon,
photographic, photocopy or other reproduction of a security agreement or financing statement shall be sufficient as a financing statement.

   Section 9.14. Notices. Any notice required or permitted by or in connection with this AGREEMENT shall be in writing and shall be made by facsimile (confirmed on the date the facsimile is sent by one of the other methods of giving notice provided for in this Section) or by hand delivery, by Federal Express, or other similar overnight delivery service, or by certified mail, unrestricted delivery, return receipt requested, postage prepaid, addressed to the LENDER or the COMPANIES at the appropriate address set forth below or to such other address as may be hereafter specified by written notice by the LENDER or the COMPANIES. Notice shall be considered given as of the date of the facsimile or the hand delivery, one (1) BUSINESS DAY after delivery to Federal Express or similar overnight delivery service, or three (3) BUSINESS DAYS after the date of mailing, independent of the date of actual delivery or whether delivery is ever in fact made, as the case may be, provided the giver of notice can establish the fact that notice was given as provided herein. If notice is tendered pursuant to the provisions of this Section and is refused by the intended recipient thereof, the notice, nevertheless, shall be considered to have been given and shall be effective as of the date herein provided.

          If to the LENDER:

                  THE FIRST NATIONAL BANK OF MARYLAND
                  Post Office Box 1867
                  York, Pennsylvania 17405
                  ATTN:  Garth C. Harding, Vice President
                  Fax No.:  (717) 845-3026

          If to the GUARANTORS:

                  HEALTH-CHEM CORPORATION
                  1212 Avenue of the Americas
                  New York, New York 10036
                  ATTN:  Marvin M. Speiser, President
                  Fax No.:  (212) 398-0884

          If to the BORROWER:

                  PACIFIC COMBINING CORP.
                  Aberdeen Road
                  Emigsville, Pennsylvania 17318
                  ATTN:  Paul R. Moeller, Vice President-
Finance
                  Fax No.:  (717) 764-5211

   Section 9.15. Effective Date. This AGREEMENT shall be effective as of the date first above written, independent of the date of execution or delivery hereof.

   Section 9.16. Waiver Of Trial By Jury. Each party to this AGREEMENT agrees that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by either party hereto or any successor or assign of any party on or with respect to this AGREEMENT or any other LOAN DOCUMENT or which in any way relates, directly or indirectly, to the LOAN or any event, transaction, or occurrence arising out of or in any way connected with the LOAN, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING. Each COMPANY acknowledges and agrees that this Section is a specific and material aspect of this AGREEMENT between the parties and that the LENDER would not extend the LOAN to the BORROWER if this waiver of jury trial Section were not a part of this AGREEMENT.

   IN WITNESS WHEREOF, the LENDER and the COMPANIES have duly executed this AGREEMENT under seal as of the date first above written. This AGREEMENT may be executed in counterparts and shall be enforceable against each signatory hereto regardless of whether all indicated signatories ultimately execute this AGREEMENT.

WITNESS/ATTEST:             LENDER:

                            THE FIRST NATIONAL BANK OF
MARYLAND,
                            A National Banking Association


_________________________   By:
_________________________(SEAL)
                                 Garth C. Harding,
                                 Vice President

                            BORROWER:

                            PACIFIC COMBINING CORP.,
                            A California Corporation


_________________________   By:
_________________________(SEAL)
                                 Name:  __________________
                                 Title: __________________

                            GUARANTORS:

                            HEALTH-CHEM CORPORATION,
                            A Delaware Corporation


_________________________   By:
_________________________(SEAL)
                                 Name:  __________________
                                 Title: __________________


                            HERCON LABORATORIES CORPORATION,
                            A Delaware Corporation


_________________________   By:
_________________________(SEAL)
                                 Name:  __________________
                                 Title: __________________
                            HERCULITE PRODUCTS, INC.,
                            A New York Corporation


_________________________   By:  _________________________(SEAL)
                                 Name:  __________________
                                 Title: __________________

WITNESS/ATTEST:             HERCON ENVIRONMENTAL CORPORATION,
                            A Delaware Corporation



_________________________   By:
_________________________(SEAL)
                                 Name:  __________________
                                 Title: __________________

                            TRANSDERM LABORATORIES CORPORATION,
                            A Delaware Corporation



_________________________   By:
_________________________(SEAL)
                                 Name:  __________________
                                 Title: __________________



                       ACKNOWLEDGMENTS


STATE OF MARYLAND, CITY OF BALTIMORE, TO WIT:

   I HEREBY CERTIFY, that on this ____ day of October, 1995, before me, the undersigned a Notary Public of the State of Maryland, personally appeared GARTH C. HARDING, who acknowledged himself to be a Vice President of THE FIRST NATIONAL BANK OF MARYLAND, a national banking association, and acknowledged that he, as such Vice President, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of THE FIRST NATIONAL BANK OF MARYLAND by himself as Vice President.

   IN WITNESS MY Hand and Notarial Seal.


                            ___________________________(SEAL)
                                   NOTARY PUBLIC
My Commission Expires:

_____________________



STATE OF MARYLAND, CITY OF BALTIMORE, TO WIT:

   I HEREBY CERTIFY that on this _____ day of October, 1995, before me, the undersigned Notary Public of the State aforesaid, personally appeared _____________________, and acknowledged himself to be the ___________________ of PACIFIC COMBINING CORP., a California corporation, and that he, as such _____________ being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of PACIFIC COMBINING CORP. by himself as _________.

   IN WITNESS MY Hand and Notarial Seal.


                            ___________________________(SEAL)
                                   NOTARY PUBLIC
My Commission Expires:

_____________________

STATE OF MARYLAND, CITY OF BALTIMORE, TO WIT:

   I HEREBY CERTIFY that on this _____ day of October, 1995, before me, the undersigned Notary Public of the State aforesaid, personally appeared _____________________, and acknowledged himself to be the ___________________ of HEALTH-CHEM CORPORATION, a Delaware corporation, and that he, as such _____________ being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of HEALTH-CHEM CORPORATION by himself as _________.

   IN WITNESS MY Hand and Notarial Seal.


                            ___________________________(SEAL)
                                   NOTARY PUBLIC
My Commission Expires:

_____________________


STATE OF MARYLAND, CITY OF BALTIMORE, TO WIT:

   I HEREBY CERTIFY that on this _____ day of October, 1995, before me, the undersigned Notary Public of the State aforesaid, personally appeared _____________________, and acknowledged himself to be the ______________________ of HERCON LABORATORIES CORPORATION, a Delaware corporation, and that he, as such _____________ being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of HERCON LABORATORIES CORPORATION by himself as _________________.

   IN WITNESS MY Hand and Notarial Seal.


                            ___________________________(SEAL)
                                   NOTARY PUBLIC
My Commission Expires:

_____________________

STATE OF MARYLAND, CITY OF BALTIMORE, TO WIT:

   I HEREBY CERTIFY that on this _____ day of October, 1995, before me, the undersigned Notary Public of the State aforesaid, personally appeared _____________________, and acknowledged himself to be the ______________________ of HERCULITE PRODUCTS, INC., a New York corporation, and that he, as such _____________ being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of HERCULITE PRODUCTS, INC. by himself as
_________________.

   IN WITNESS MY Hand and Notarial Seal.


                            ___________________________(SEAL)
                                   NOTARY PUBLIC
My Commission Expires:

_____________________



STATE OF MARYLAND, CITY OF BALTIMORE, TO WIT:

   I HEREBY CERTIFY that on this _____ day of October, 1995, before me, the undersigned Notary Public of the State aforesaid, personally appeared _____________________, and acknowledged himself to be the ______________________ of HERCON ENVIRONMENTAL CORPORATION, a Delaware corporation, and that he, as such _____________ being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of HERCON ENVIRONMENTAL CORPORATION by himself as _______________.

   IN WITNESS MY Hand and Notarial Seal.


                            ___________________________(SEAL)
                                   NOTARY PUBLIC
My Commission Expires:

_____________________


STATE OF _______________, CITY/COUNTY OF _______________, TO
WIT:

   I HEREBY CERTIFY that on this _____ day of October, 1995, before me, the undersigned Notary Public of the State aforesaid, personally appeared _____________________, and acknowledged himself to be the ______________________ of TRANSDERM LABORATORIES CORPORATION, a Delaware corporation, and that he, as such _____________ being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of TRANSDERM LABORATORIES CORPORATION by himself as
_________________.

   IN WITNESS MY Hand and Notarial Seal.


                            ___________________________(SEAL)
                                   NOTARY PUBLIC
My Commission Expires:

_____________________